Exhibit 99.2

LCNB Corp. and Subsidiaries

Financial Highlights

(Dollars in thousands, except per share amounts)

Condensed Income Statement	Three Months Ended March 31,
	2010	2009
Interest income	$8,593	8,607
Interest expense	2,162	2,728
Net interest income	6,431	5,879
Provision for loan losses	208	98
Net interest income after provision	6,223	5,781
Non-interest income	2,183	2,130
Non-interest expense	5,520	5,917
Income before income taxes	2,886	1,994
Provision for income taxes	674	431
Net income	$2,212	1,563
Preferred stock dividends and discount accretion	-	102
Net income available to common shareholders	$2,212	1,461

Dividends per common share	$0.16	0.16
Basic earnings per common share	$0.33	0.22
Diluted earnings per common share	$0.33	0.22
Average basic shares outstanding	6,687,232	6,687,232
Average diluted shares outstanding	6,728,730	6,687,232

Selected Financial Ratios
Return on average assets	1.21%	0.92%
Return on average equity	13.37%	8.47%
Dividend payout ratio	48.48%	72.73%
Net interest margin (tax equivalent)	4.11%	3.93%

Selected Balance Sheet Items	March 31, 2010	December 31, 2009
Investment securities	$201,864	217,639

Loans	459,829	460,416
Less allowance for loan losses	3,060	2,998
Net loans	456,769	457,418

Total assets	733,079	734,409
Total deposits	631,179	624,179
Short-term borrowings	5,108	14,265
Long-term debt	24,153	24,960
Total shareholders’ equity	67,066	65,615

Shares outstanding at period end	6,687,232	6,687,232

Book value per share	$10.03	9.81
Equity to assets ratio	9.15%	8.93%

Assets Under Management
LCNB Corp. total assets	$733,079	734,409
Trust and investments (fair value)	206,721	197,125
Loans serviced	57,196	57,369
Business cash management	14,005	17,902
Brokerage accounts (fair value)	76,535	72,202
Total assets managed	$1,087,536	1,079,007